Exhibit 99.1
TRANSACT TECHNOLOGIES REPORTS 2016 FOURTH QUARTER
 AND FULL YEAR RESULTS

2016 Fourth Quarter Revenue of $13.6 Million and GAAP Diluted EPS of $0.18;
Full Year Revenue of $57.2 Million and GAAP Diluted EPS of $0.47

Hamden, CT – March 8, 2017 – TransAct Technologies Incorporated (Nasdaq: TACT) ("TransAct" or the "Company"), a global leader in software-driven technology and printing solutions for high-growth markets, today reported operating results for the fourth quarter and full year ended December 31, 2016, as summarized below:

Summary of 2016 Q4 and Full Year Results
 (In millions, except per share and percentage data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net sales	$13.6	$12.1	$57.2	$59.7
Gross profit	$6.0	$5.0	$23.8	$25.0
Gross margin	44.2%	41.5%	41.6%	41.9%
Operating income	$1.9	$0.5	$5.2	$4.5
Net income	$1.4	$0.5	$3.6	$3.1
Net income per diluted share	$0.18	$0.07	$0.47	$0.39

Non-GAAP(1):
Adjusted operating income	$1.9	$0.5	$5.2	$6.2
EBITDA	$2.3	$0.8	$6.5	$5.9
Adjusted EBITDA	$2.4	$0.9	$7.1	$8.1
Adjusted net income	$1.4	$0.5	$3.6	$4.2
Adjusted net income per diluted share	$0.18	$0.07	$0.47	$0.54

(1)
A reconciliation of each non-GAAP financial measure to the most comparable Generally Accepted Accounting Principles ("GAAP") financial measure can be found attached to this release.  See "Non-GAAP Financial Measures" below for a discussion of these metrics.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, "Sales growth for our AccuDate terminals, our casino and gaming business and our lottery business, combined with our ongoing focus on controlling costs, drove operating results growth in the fourth quarter including a 12% rise in net sales, a 155% increase in net income and a 156% rise in Adjusted EBITDA compared to the fourth quarter of 2015.  Our AccuDate terminal solutions continue to gain customer traction following the successful expansion of our portfolio to include the AccuDate 9700, PRO and XL.  The significant evolution of these products over the last several years, which we have achieved with the help of the many customers with whom we have engaged, has led us to design and introduce the AccuDate XL, a restaurant and food service management solution that goes far beyond the original food safety functionality.  With this significant opportunity in front of us and the innovative technology we are providing, we are now renaming this market opportunity as 'restaurant solutions'.  Our casino and gaming market also concluded the year strong and we continued our product leadership in this market by introducing the new Epic Edge printer and the new Epicentral SE.  The 2016 fourth quarter results benefited from shipments to our international distributor to satisfy increased demand for roll-fed thermal printers in an expanding market for sports wagering in Europe and Australia as well as from the expansion of an existing domestic Epicentral deployment.  Finally, our lottery business was again strong in the fourth quarter as we successfully addressed increased global demand.

"Throughout 2016, we made significant progress in growing our restaurant solutions business, with total sales up 23% year over year. With ongoing investments in product engineering and software development in our AccuDate XL, TransAct now offers a full suite of solutions with feature sets that can address the expanding range of industry opportunities.  Importantly, the momentum of customer wins for each of our AccuDate terminals clearly demonstrates that the marketplace is embracing the value and capabilities of this product.

"During 2017, TransAct intends to build on the strong foundation for our restaurant solutions business. Importantly, last week we announced a partnership with Jolt to bring their cloud-based software platform to the AccuDate XL, dramatically expanding the potential market for our flagship product.  With our current software partners, the AccuDate XL is becoming a technology hub that brings critical new solutions to restaurant and food service operators as they seek to manage their operations, menus, inventory, prep production and food safety, and grab 'n go labeling in a more effective and productive manner.  We now believe the total available market for our terminals is far larger than it was when we originally launched the AccuDate 9700, particularly as restaurants and other food service venues demonstrate increased interest in the full system solution utilizing the new AccuDate XL and associated software.  With such a large market opportunity, we are committing more resources to, and investing in, our internal infrastructure dedicated to this business to build a world-class sales force and implement a highly targeted and proactive direct marketing campaign.  We believe that ultimately this investment will allow us to introduce the technology to the market, leverage our software partner relationships, increase AccuDate terminal trials and transition those trials to rollouts and revenue. While these efforts require elevated investment beginning early in 2017 to build our infrastructure ahead of an expected revenue ramp later in the year, we believe this is the right time and strategy to allow us to penetrate and lead this important and growing market for TransAct.

"TransAct continues to be a leader in the global casino and gaming equipment market with solid market share for casino, gaming and lottery printers as well as for innovation.  Our Epic Edge has features not offered by any other provider of casino printers, such as thermal printing at 300dpi, that drives higher acceptance with currency through bill acceptors, and the new Epicentral SE allows casino system software companies to use parts of our industry leading technology to drive promotions and bonuses already included in their software.  We expect to benefit from this leadership position in the year ahead, particularly as we begin shipments of our new Epic Edge casino ticket printer and continue to gain traction with our Epicentral bonusing solution.

Mr. Shuldman concluded, "TransAct is on the path to unlocking new value in our business as our cash flow generating casino, gaming and lottery businesses provide a foundation for us to invest in what we see as a significant, high-growth opportunity in the restaurant solutions marketplace.  As such, we believe 2017 will be a year of sales growth that will support our goal of enhancing shareholder value."

Review of Balance Sheet and Capital Return Initiatives
As of December 31, 2016, TransAct had approximately $2.5 million of cash and cash equivalents and no debt.  During the 2016 fourth quarter, the Company paid a dividend to shareholders of $0.08 per share and repurchased approximately 50,000 shares of its common stock for total consideration of approximately $0.3 million, resulting in a total return of capital to shareholders in the 2016 fourth quarter of approximately $0.9 million. Through its regular quarterly dividend and the repurchase of common stock, TransAct returned a total of approximately $6.0 million to shareholders in 2016.  As of December 31, 2016, the Company had approximately $1.4 million remaining under its $5.0 million share repurchase authorization.

Steve DeMartino, President and Chief Financial Officer of TransAct, added, "We remain very excited by the evolving and significant growth opportunity for our restaurant solutions market and continue to invest appropriately to drive sales and make an aggressive push to introduce the technology and the solutions to  the market.  We expect that the cash flow generated by our casino and gaming and lottery businesses will help fund our planned investments and support our restaurant solutions growth initiative.  Importantly, while we plan to invest at a higher level primarily in the first half of 2017 to build out our internal sales and marketing resources for the restaurant solutions business, we expect the benefit from these investments will be evident in the second half of the year as our new selling strategies take hold.  As such, TransAct is positioned to grow our top and bottom line results in 2017 while continuing to return capital to our shareholders."

Summary of 2016 Fourth Quarter Operating Results
TransAct generated 2016 fourth quarter net sales of $13.6 million compared with net sales of $12.1 million in the 2015 fourth quarter.  Restaurant solutions net sales (formerly referred to as "food safety" in prior disclosures) increased $0.4 million year over year to $1.7 million in the 2016 fourth quarter, reflecting higher terminal sales to McDonald's and growing traction with large new restaurant brands. POS automation and banking net sales decreased $0.7 million to $2.1 million in the 2016 fourth quarter compared to the 2015 fourth quarter.  While Ithaca 9000 POS printer sales for McDonald's initiatives remained strong in the 2016 fourth quarter, the year-ago period reflected record shipments.  Casino and gaming net sales in the 2016 fourth quarter were $4.8 million compared to $4.5 million in the prior-year period, reflecting flat domestic sales and higher printer shipments to international markets.  Lottery printer net sales in the 2016 fourth quarter were $2.6 million compared with $0.7 million in the 2015 fourth quarter due to the timing of shipments to IGT, the Company's primary lottery customer.  Printrex net sales were $142,000 in the 2016 fourth quarter compared to $229,000 in the prior-year period while the Company's TransAct Services Group generated net sales of $2.3 million in the 2016 fourth quarter compared to net sales of $2.7 million in the prior year period primarily due to a decline in sales of consumables and spare parts.

Gross margin of 44.2% in the 2016 fourth quarter compared to gross margin of 41.5% in the prior year period, reflecting a favorable mix of higher-margin restaurant solutions terminal sales in the overall revenue base.  Total operating expenses for the 2016 fourth quarter decreased $0.5 million from the 2015 fourth quarter to $4.1 million, as both engineering expenses and selling and marketing expenses were down year over year.

TransAct recorded operating income of $1.9 million, or 14.1% of net sales, for the 2016 fourth quarter compared to $0.5 million, or 4.0% of net sales, in the 2015 fourth quarter. Net income in the 2016 fourth quarter was $1.4 million, or $0.18 per diluted share, compared to net income of $0.5 million, or $0.07 per diluted share, in the prior-year period.

2016 Fourth Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, March 8, 2017, beginning at 4:30 p.m. ET.  Both the call and the webcast are open to the general public. The conference call number is 678-825-8259 and the conference ID number is 69874838 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select "Investor Relations" followed by "Events & Presentations"). Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct is providing certain non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others in assessing the ongoing nature of what the management views as TransAct's core operations.  The Company believes that the non-GAAP financial measures of EBITDA, adjusted EBITDA, adjusted operating income, adjusted net income and adjusted net income per diluted share provide relevant and useful information, which is widely used by analysts, investors and competitors in the Company's markets, as well as by the Company's management in assessing the Company's performance.  These non-GAAP measures exclude the effect in the applicable periods presented of certain items that are contained in the tables included with this release.  These non-recurring items, which include the impact of legal fees incurred during the first half of 2015 related to the now-settled lawsuit with Avery Dennison Corporation, have been excluded from non-GAAP financial measures because management does not believe that they are representative of underlying trends in the Company's performance.  Their exclusion provides investors and others with additional information to more readily assess the Company's operating results.  The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for, and should be read in conjunction with, the financial information prepared in accordance with GAAP.

EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization.  A reconciliation of EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, and amortization and is adjusted for share-based compensation and the impact of legal fees related to the lawsuit with Avery Dennison Corporation in 2015.  The Company adjusts EBITDA for share-based compensation as the Company considers share-based compensation to be a non-cash expense similar to depreciation and amortization, and believes that it provides investors with an additional measure of the Company's liquidity.  A reconciliation of adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

EBITDA and adjusted EBITDA provide the Company with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes.  EBITDA and adjusted EBITDA may be useful to an investor in evaluating the Company's operating performance and liquidity because this measure is: (i) widely used by investors to measure a company's operating performance without regard to items excluded from the calculation of such measure; (ii) a financial measurement that is used by lenders and other parties to evaluate creditworthiness and liquidity; and (iii) used by the Company's management for various purposes including strategic planning and forecasting, assessing financial performance and liquidity, and paying incentive compensation.

Adjusted operating income is defined as operating income adjusted for special items that are not normal to our business or recurring in nature (the impact of legal fees related to the lawsuit with Avery Dennison Corporation incurred in 2015).  The Company adjusts for these legal fees because the Avery Dennison lawsuit does not relate to the Company's core business and because it believes that eliminating the legal fees helps investors understand, assess and develop expectations for the Company's core business.   A reconciliation of adjusted operating income to operating income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted net income is defined as net income adjusted for the tax-effected impact of special items that are not normal to our business or recurring in nature (legal fees related to the lawsuit with Avery Dennison Corporation incurred in 2015).  A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted net income per diluted share is defined as adjusted net income divided by diluted shares outstanding.  A reconciliation of adjusted net income per diluted share to net income per diluted share, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted operating income, adjusted net income and adjusted net income per diluted share provide the Company with an understanding of the results of the primary operations of the business by excluding the effects of special items that are not normal to our business or recurring in nature (legal fees related to the lawsuit with Avery Dennison Corporation) that do not reflect the ordinary earnings of the Company's operations.  The Company uses these measures to evaluate period-over-period operating performance because the Company believes this provides a more comparable measure of its continuing business as it adjusts for special, nonrecurring items that are not reflective of the normal results of the business.  These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including restaurant solutions, POS automation, casino and gaming, lottery, mobile and oil and gas. The Company's solutions are designed from the ground up based on customer requirements and are sold under the AccuDate™, EPICENTRAL®, Epic®, Ithaca®, RESPONDER and Printrex® brands. TransAct has over 3.0 million printers and terminals installed around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or other similar words.  All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; the risk that our new line of food safety and oil and gas products will not drive increased adoption by customers; and other risk factors detailed in TransAct's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.  Actual results may differ materially from those discussed in, or implied by, the forward-looking statements.  The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

# # #

Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com
- Financial tables follow -

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share amounts)	December 31,		December 31,
	2016	2015	2016	2015
Net sales	$13,603	$12,116	$57,235	$59,676
Cost of sales	7,587	7,082	33,436	34,698
Gross profit	6,016	5,034	23,799	24,978

Operating expenses:
Engineering, design and product development	967	1,105	4,425	3,599
Selling and marketing	1,447	1,746	6,907	7,806
General and administrative	1,678	1,702	7,267	7,367
Legal fees and settlement expenses associated with lawsuit	-	-	-	1,738
	4,092	4,553	18,599	20,510
Operating income	1,924	481	5,200	4,468

Interest and other income (expense):
Interest, net	(8)	(5)	(26)	(28)
Other, net	(17)	3	(4)	2
	(25)	(2)	(30)	(26)

Income before income taxes	1,899	479	5,170	4,442
Income tax provision (benefit)	543	(53)	1,553	1,350
Net income	$1,356	$532	$3,617	3,092

Net income per common share:
Basic	$0.18	$0.07	$0.48	$0.40
Diluted	$0.18	$0.07	$0.47	$0.39

Shares used in per share calculation:
Basic	7,423	7,818	7,610	7,818
Diluted	7,454	7,931	7,655	7,854

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
(In thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Restaurant solutions	$1,656	$1,230	$5,162	$4,191
POS automation and banking	2,111	2,769	10,518	8,838
Casino and gaming	4,802	4,518	21,006	21,755
Lottery	2,602	701	9,913	9,468
Printrex	142	229	540	1,381
TransAct Services Group	2,290	2,669	10,096	14,043
Total net sales	$13,603	$12,116	$57,235	$59,676

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
(In thousands)	2016	2015
Assets:
Current assets:
Cash and cash equivalents	$2,503	$4,473
Accounts receivable, net	10,585	7,174
Inventories	9,707	11,296
Other current assets	372	437
Total current assets	23,167	23,380

Fixed assets, net	2,241	2,507
Goodwill	2,621	2,621
Deferred tax assets	3,432	3,145
Intangible assets, net	545	888
Other assets	36	28
	8,875	9,189
Total assets	$32,042	$32,569

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$4,894	$2,642
Accrued liabilities	2,394	2,838
Income taxes payable	19	245
Deferred revenue	117	604
Total current liabilities	7,424	6,329

Deferred revenue, net of current portion	67	77
Deferred rent, net of current portion	178	189
Other liabilities	264	246
	509	512
Total liabilities	7,933	6,841

Shareholders' equity:
Common stock	112	112
Additional paid-in capital	29,701	28,921
Retained earnings	24,157	22,956
Accumulated other comprehensive loss, net of tax	(109)	(80)
Treasury stock, at cost	(29,752)	(26,181)
Total shareholders' equity	24,109	25,728
Total liabilities and shareholders' equity	$32,042	$32,569

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NON-GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Three months ended December 31, 2016
	Reported	Adjustments(1)	Adjusted Non-GAAP
Operating expenses	$4,092	$-	$4,092
% of net sales	30.1%		30.1%

Operating income	1,924	-	1,924
% of net sales	14.1%		14.1%

Income before income taxes	1,899	-	1,899
Income tax provision	543	-	543
Net income	1,356	-	1,356
Net income per diluted share	$0.18	$-	$0.18

(1)	No adjustments.

	Three months ended December 31, 2015
	Reported	Adjustments (2)	Adjusted Non-GAAP
Operating expenses	$4,553	$-	$4,553
% of net sales	37.6%		37.6%

Operating income	481	-	481
% of net sales	4.0%		4.0%

Income before income taxes	479	-	479
Income tax provision (benefit)	(53)	-	(53)
Net income	532	-	532
Net income per diluted share	$0.07	$-	$0.07

(2)	No adjustments.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NON-GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Twelve Months Ended December 31, 2016
	Reported	Adjustments(3)	Adjusted Non-GAAP
Operating expenses	$18,599	$-	$18,599
% of net sales	32.5%		32.5%

Operating income	5,200	-	5,200
% of net sales	9.1%		9.1%

Income before income taxes	5,170	-	5,170
Income tax provision	1,553	-	1,553
Net income	3,617	-	3,617
Net income per diluted share	$0.47	$-	$0.47

(3)	No adjustments.

	Twelve Months Ended December 31, 2015
	Reported	Adjustments (4)	Adjusted Non-GAAP
Operating expenses	$20,510	$(1,738)	$18,772
% of net sales	34.4%		31.5%

Operating income	4,468	1,738	6,206
% of net sales	7.5%		10.4%

Income before income taxes	4,442	1,738	6,180
Income tax provision	1,350	608	1,958
Net income	3,092	1,130	4,222
Net income per diluted share	$0.39	$0.15	$0.54

(4)
Adjustments include $1,763 of legal and other expenses partially offset by a $25 reversal of accrued settlement expenses related to the lawsuit with Avery Dennison Corporation.  Such adjustments were tax effected using an effective tax rate of 35%.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO CORRESPONDING GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2016	2015	2016	2015
Net income	$1,356	$532	$3,617	$3,092

Interest expense, net	8	5	26	28
Income tax provision (benefit)	543	(53)	1,553	1,350
Depreciation and amortization	369	349	1,331	1,426

EBITDA	2,276	833	6,527	5,896

Share-based compensation expense	138	111	611	488
Legal fees and settlement expenses associated with lawsuit	-	-	-	1,738

Adjusted EBITDA	$2,414	$944	$7,138	$8,122